Exhibit 10.1

LIMITED GUARANTY

This Limited Guaranty, dated as of July 16, 2023 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guaranty”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), is made in favor of Pardes Biosciences, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and the Guaranteed Party, pursuant to which, among other things, Merger Sub will merge with and into the Guaranteed Party with the Guaranteed Party continuing as the surviving corporation in the merger as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) that certain Contingent Value Rights Agreement (the “CVR Agreement”), by and among the Company, the Rights Agent (as defined in the CVR Agreement) and the Representative (as defined in the CVR Agreement). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty.

(a) As consideration for the Guaranteed Party entering into the Merger Agreement and the CVR Agreement, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees, severally and not jointly, to the Guaranteed Party, subject to the terms and conditions hereof, but only up to each Guarantor’s Maximum Guarantor Obligation (as defined below):

(i) the payment obligations of Parent and Merger Sub under and in accordance with the terms, conditions and limitations of the Merger Agreement (including Parent and Merger Sub’s payment obligation to pay any Enforcement Costs if and as required pursuant to Section 9.02 of the Merger Agreement, but only to the extent the Guaranteed Party is the prevailing party in such enforcement action resulting in a final non-appealable judgment by a court of competent jurisdiction) (the “Guaranteed Merger Agreement Obligations”), in an amount equal to the percentage of the Aggregate Merger Obligation (as defined below) set forth opposite each Guarantor’s name on Exhibit A hereto (such amount is each such Guarantor’s “Maximum Merger Obligation” and such percentage set forth opposite such Guarantor’s name on Exhibit A hereto is such Guarantor’s “Pro Rata Share”); provided, that the maximum aggregate liability of the Guarantors hereunder with respect to the Guaranteed Merger Agreement Obligations, other than the Enforcement Costs, shall not exceed $7,500,000 less the amount of any Guaranteed Merger Agreement Obligations actually satisfied by Parent or Merger Sub, as applicable (the “Aggregate Merger Obligation”); and

(ii) the Company’s payment obligations to perform the covenants set forth in Section 4.3(c)-(d), Section 4.7(a) and Section 4.7(b)-(d) of the CVR Agreement, in each case under and in accordance with the terms, conditions and limitations of the CVR Agreement, including the Expense Cap (the “Guaranteed CVR Agreement Obligations”, together with the Guaranteed Merger Agreement Obligations, the “Guaranteed Obligations”), in an amount equal to each such Guarantor’s Pro Rata Share (such amount is each such Guarantor’s “Maximum CVR Obligation”, together with such Guarantor’s Maximum Merger Obligation, such Guarantor’s “Maximum Guarantor Obligation”); provided, that this Section 1(a)(ii) will only be considered a Guaranteed CVR Agreement Obligation to the extent the Guaranteed Party prevails in a claim for specific performance in accordance with Section 7.5 of the CVR Agreement; provided, further, that the maximum aggregate liability of each Guarantor hereunder with respect to the Guaranteed CVR Agreement Obligations shall not exceed the Expense Cap as set forth in Section 4.8 of the CVR Agreement less any amounts directly or indirectly paid or incurred by or on behalf of Parent or the Company in connection with the CVR Agreement (the “Maximum CVR Obligation Amount”, together with the Maximum Merger Obligation Amount being referred to herein as the “Maximum Aggregate Amount”).

Notwithstanding anything herein to the contrary, the Guaranteed Party hereby agrees that (a) in no event will the Guarantors be required to pay to any Person or Persons more than the Maximum Aggregate Amount, and no Guarantor will be required to pay to any Person or Persons more than such Guarantor’s Pro Rata Share of the Maximum Guarantor Obligation under, in respect of or in connection with this Limited Guaranty, the Merger Agreement, the CVR Agreement or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, and (b) the Guarantors shall not have any obligation or liability to any Person or Persons (including, without limitation, to the Holders (as defined in the CVR Agreement), Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guaranty, the Merger Agreement, the CVR Agreement or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, other than as expressly set forth herein and solely to the extent hereof. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Merger Agreement, the CVR Agreement or any other document or instrument delivered in connection herewith or therewith or otherwise, the Guaranteed Party hereby agrees that to the extent Parent, Merger Sub or the Company is relieved of all or any portion of its payment or performance obligations under the Merger Agreement or CVR Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guaranty.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guaranty up to an amount equal to such Guarantor’s Maximum Guarantor Obligation. All payments to be made hereunder by each Guarantor shall be made in lawful money of the United States at the time of payment, and shall be made in immediately available funds.

(b) The liability of the Guarantors under this Limited Guaranty shall, to the fullest extent permitted under Applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) the value, genuineness, validity, illegality or enforceability of the Merger Agreement or the CVR Agreement or any other agreement or instrument referred to herein or therein;

(ii) any release or discharge of any obligation of Parent, Merger Sub or the Company contained in the Merger Agreement or the CVR Agreement resulting from any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Company, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement or CVR Agreement, or any of their respective assets;

(iii) any amendment, modification or waiver of the Merger Agreement or CVR Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv) the existence of any claim, set-off or other right that a Guarantor may have at any time against Parent, Merger Sub, the Company or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(v) the failure or delay of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub, the Company or Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(vi) the adequacy of any other means the Guaranteed Party may have of obtaining payment of any of the Guaranteed Obligations; or

(vii) any other act or omission that may in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms);

other than in each case with respect to this Limited Guaranty, a breach by the Guaranteed Party of this Limited Guaranty, and, notwithstanding any other provision of this Limited Guaranty to the contrary, the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantors under this Limited Guaranty, any claim, set-off, deduction, defense or release that Parent, Merger Sub or the Company could assert against the Guaranteed Party subject to the terms of the Merger Agreement and CVR Agreement that would relieve Parent, Merger Sub or the Company of its obligations under the Merger Agreement or CVR Agreement, as applicable.

(c) The Guarantors hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty. Without expanding the obligations of any Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub, the Company and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. When pursuing any of its rights and remedies hereunder against a Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies they may have against Parent, Merger Sub, or the Company or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent, Merger Sub, or the Company or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent, Merger Sub, or the Company or any such other Person or any right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party, subject to the provisions of Section 2(b).

(d) The Guarantors hereby irrevocably waive promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement or CVR Agreement, as applicable).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Merger Sub or the Company becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantor’s obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Company, any Guarantor or any other Person for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made so long as this Limited Guaranty has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party further agrees that, except (a) for the Guaranteed Party’s rights against the Guarantors under this Limited Guaranty, (b) for the Guaranteed Party’s remedies against Parent, Merger Sub and the Company and their assignees under the Merger Agreement and CVR Agreement and (d) for remedies against the Guarantors under the Confidentiality Agreement (collectively, the “Permitted Claims”), neither the Guaranteed Party nor any other Person (including, without limitation, the Holders (as defined in the CVR Agreement), Affiliates and Subsidiaries) has any right of recovery against, and no personal liability shall attach to, any Guarantor, any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of any

Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of any Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of any Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”), relating to, arising out of, or in connection with this Limited Guaranty, the Merger Agreement, the CVR Agreement or any documents related hereto or thereto (the “Related Documents”) or the transactions contemplated hereby or thereby, through Parent, Merger Sub, the Company or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantors or any Related Person. The Permitted Claims shall be the sole and exclusive remedies of (i) the Guaranteed Party and (ii) all of its respective Holders (as defined in the CVR Agreement), Affiliates and Subsidiaries against the Guarantors and their Related Persons in respect of any liabilities or obligations relating to, arising out of, or in connection with, this Limited Guaranty, the Merger Agreement, the CVR Agreement, the Related Documents or the transactions contemplated hereby or thereby, including by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any proceeding at law or equity by or on behalf of Parent, Merger Sub or the Company. The Guaranteed Party hereby covenants and agrees that the Guaranteed Party shall not institute and shall cause its controlled Affiliates and Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the CVR Agreement, the Related Documents or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantors or their Related Person, except for the Permitted Claims on behalf of the Guaranteed Party and its respective controlled Affiliates and Subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guaranty, the CVR Agreement, the Confidentiality Agreement, the Related Documents or, in each case, the transactions contemplated hereby or thereby against the Guarantors or their respective Related Persons and release such Persons from such claims, in each case, except for Permitted Claims. Nothing set forth in this Limited Guaranty shall affect or be construed to affect any liability of Parent, Merger Sub or the Company to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity or any equityholder of the Guaranteed Party) other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein.

4. Subrogation. The Guarantors will not exercise against Parent, Merger Sub or the Company any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5. Termination. This Limited Guaranty shall automatically and immediately terminate (and the Guarantors shall have no further obligations hereunder) (A) with respect to the Guaranteed Merger Obligations, upon the earliest to occur of (i) the Merger Closing Date, (ii) the payment in full of the Guaranteed Merger Agreement Obligations and (iii) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this Limited Guaranty pursuant to this Section 5, and (B) with respect to the Guaranteed CVR Obligations, upon the earliest to occur of (i) the Company incurring fees and expenses equal to the Expense Cap (as defined in the CVR Agreement) in connection with the CVR Agreement and (ii) the valid termination of the CVR Agreement in accordance with its terms. In the event that the Guaranteed Party expressly asserts, on behalf of any of its controlled Affiliates or Subsidiaries, in any litigation or other legal proceeding relating to this Limited Guaranty (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantors’ aggregate liability to the Maximum Aggregate Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Holders (as defined in the CVR Agreement), Affiliates and Subsidiaries against the Guarantors or their respective Related Persons) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantors or their respective Related Persons other than any Permitted Claim, then (x) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guaranty, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantors nor their respective Related Persons shall have any liability to the Guaranteed Party or any of their respective Holders, Affiliates or Subsidiaries with respect to this Limited Guaranty.

6. Entire Agreement. This Limited Guaranty, the Merger Agreement, the CVR Agreement, the Confidentiality Agreement and the Related Documents constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub, the Company and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, and this Limited Guaranty is not intended to and shall not confer upon any Person (including, without limitation, the Holders (as defined in the CVR Agreement), Affiliates and Subsidiaries) other than the parties hereto and any Related Person any rights or remedies. Except as expressly provided in this Limited Guaranty, no representation or warranty has been made or relied upon by any of the parties to this Limited Guaranty with respect to this Limited Guaranty.

7. Acknowledgement. The Guarantors hereby acknowledge and agree that no Guarantor will willfully and intentionally circumvent the payment mechanics under the CVR Agreement by taking dividends, distributions or payments from the Company using proceeds that should otherwise inure to the benefit of the Holders (as defined in the CVR Agreement).

8. Third-Party Beneficiaries. The Guarantors and the Guaranteed Party hereby agree that the covenants and agreements set forth herein solely with respect of the Guaranteed CVR Agreement Obligations, are intended to be for the benefit of all Holders (as defined in the CVR Agreement) and shall be enforceable by the Representative (as defined in the CVR Agreement). The Representative (acting in concert with the Acting Holders (as defined in the CVR Agreement)) will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Limited Guaranty relating to the Guaranteed CVR Agreement Obligations, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Guaranteed CVR Agreement Obligations set forth in this Limited Guaranty, and no individual Holder or group of Holders will be entitled to exercise such rights.

9. Amendments and Waivers. Any provision of this Limited Guaranty may be amended or waived only in a writing signed by the Guarantors and the Guaranteed Party.

10. Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Limited Guaranty and with all charges prepaid.

Notices to the Guarantors, Parent or Merger Sub:

c/o Foresite Capital

900 Larkspur Landing Circle, Suite 150

Larkspur, California 94939

Telephone No.: (415) 877-4887

Attention: Jim Tananbaum, Richard Lau, Phyllis Solomon

Email:

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

535 Mission Street, 24th Floor

San Francisco, CA 94105

Attention: Jeff D. Marell, Austin S. Pollet

E-mail:

Notices to the Guaranteed Party:

Pardes Biosciences, Inc.

2173 Salk Ave.

Suite 250, PMB #052

Carlsbad, California 92008

Telephone No.: (415) 649-8758

Attention: Thomas G. Wiggans; Elizabeth H. Lacy

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street

San Francisco, California 94194

Attention: Douglas N. Cogen, Ethan A. Skerry, Jeremy R. Delman

E-mail:

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Party that (a) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Limited Guaranty; (d) the Maximum Aggregate Amount is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) it has, and will have at all times prior to the termination of this Limited Guaranty, uncalled capital commitments or otherwise has and will have at all times prior to the termination of this Limited Guaranty, available funds in excess of the sum of the Guaranteed Obligations (not to exceed the Maximum Aggregate Amount) plus the aggregate amount of all other commitments and obligations it currently has outstanding; and (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Limited Guaranty by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty.

13. No Assignment. Neither this Limited Guaranty nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by a Guarantor) or the Guarantors (in the case of an assignment by any of the Guaranteed Party).

14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.

15. Severability. If any term or other provision of this Limited Guaranty is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereunder are fulfilled to the extent possible.

16. Headings. The headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guaranty to be executed and delivered as of the date first written above.

FS DEVELOPMENT HOLDINGS II, LLC

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.

By: Foresite Capital Opportunity Management V, LLC, its General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL FUND V, L.P.

By: Foresite Capital Management V, LLC, its General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

Signature Page to Limited Guaranty

IN WITNESS WHEREOF, the undersigned have caused this Limited Guaranty to be executed and delivered as of the date first written above.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name:	Thomas G. Wiggans
Title:	Chairman and CEO

Signature Page to Limited Guaranty

Exhibit A